Limited Power of Attorney


I, Margaret de Luna hereby appoint Yasmin Gamboa, Ronni Diamant, Clara Frampton, and Richard Broitman, my true and lawful Attorney-in-Fact for the limited purpose of executing and filing on my behalf all Forms 3, 4 and 5 (and any amendments thereto) with the U.S. Securities and Exchange Commission ("SEC") with respect to securities of TheStreet, Inc. and performing any and all other acts which, in the discretion of such Attorney-in-Fact, are necessary or desirable in connection therewith. The authority of Yasmin Gamboa, Ronni Diamant, Clara Frampton, and Richard Broitman, under this limited power of attorney shall continue until I am no longer required to make any filings with the SEC with respect to the aforesaid securities, unless earlier revoked in writing. I acknowledge that Yasmin Gamboa, Ronni Diamant, Clara Frampton, and Richard Broitman, is not assuming any of my responsibilities to comply with
Section 16 of the Securities Exchange Act of 1934.


Date: April 12, 2016

/s/ Margaret de Luna
Margaret de Luna